EXHIBIT 10.2

                         COLLABORTIVE RESEARCH AGREEMENT

         This Agreement, made and effective as of November 11, 1999, ("the Effective Date") is by and between:

         NEW YORK UNIVERSITY (hereinafter "NYU"), a corporation organized and existing under the laws of the State of New York and having a place of business at 70 Washington Square South, New York, New York 10012, USA

                                       AND
                                       ---

         B TWELVE, INC. (hereinafter "CORPORATION"), a corporation organized and existing under the laws of the State of Florida having its principal office at 3303-130 Adelaide Street West, Toronto, Ontario, Canada M5H 3P5.

                                    RECITALS
                                    --------

         WHEREAS, Dr. Stephen R. Wilson of NYU (hereinafter "the NYU Scientist") has expertise and performs research in organic chemistry drug design and synthesis;

         WHEREAS, NYU is willing to perform the NYU Research Project (as hereinafter defined);

         WHEREAS, CORPORATION is prepared to sponsor the NYU Research Project;

         WHEREAS, subject to the terms and conditions hereinafter set forth NYU is willing to grant to CORPORATION and CORPORATION is willing to accept from NYU an option to acquire a license to use and practice the Research Technology (as hereinafter defined);

         NOW, THEREFORE, in consideration of the mutualpromises and agreements contained herein, the parties hereto hereby agree as follows:

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1.       Definitions.
         ------------

         Whenever used in this Agreement, the following terms shall have the following meanings:

         a. "Corporation Entity" shall mean any company or other legal entity which controls, or is controlled by, or is under common control with, CORPORATION; control means the holding of more than twenty-five and one tenth percent (25.1%) or more of

             i)   the capital and/or

             ii)  the voting rights and/or

             iii) the right to elect or appoint directors.

         b. "Field" shall mean design and chemical synthesis of cyanocobalamin (vitamin B12) derivatives.

         c. "NYU Know-How" shall mean any information and materials including, but not limited to, pharmaceutical, chemical, biological and biochemical products,, information and trade secrets, know-how, technical and non-technical data, materials, methods and processes and any drawings, plans diagrams, specifications and/or other document containing such information, discovered, developed or acquired by, or on behalf of students or employees of NYU during the term and in the course of the performance of the NYU Research Project;

         d. "NYU Patents" shall mean all United States and foreign patents and patent applications, and any divisions, continuations, in whole or in part, reissues, renewals and extensions thereof, and pending applications therefore which claim inventions that are made by students or employees of NYU during the term and in the course of the performance of the NYU Research Project.

         e. "NYU Research Project" shall mean the investigations during the Research Period (as hereinafter defined) into the Field under the supervision of the NYU Scientist in

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             accordance with the research program, described in annexed Appendix
             I, which forms an integral part hereof.

         f. "Option Period" means the period from the Effective Date (as defined below) to the date 180 days after the end of the Research Period.

         g. "Research Period" shall mean the two-year period commencing on the Effective Date hereof and any extension thereof as to which NYU and CORPORATION shall mutually agree in writing.

         h.  "Research Technology" shall mean all NYU Patents and NYU Know-How.

2.       Effective Date.
         --------------

         This Agreement shall be effective as of the Effective Date and shall remain in full force and effect until it expires or is terminated in accordance with Section 9 hereof.

3.       Performance of the NYU Research Project.
         ---------------------------------------

         a.  In consideration of the sums to be paid to NYU as set forth in
             Section 4, below, NYU undertakes to perform the NYU Research Project under the supervision of the NYU Scientists during the Research Period. If, during the Research Period the NYU Scientist shall cease to supervise the NYU Research Project, then NYU shall endeavor to find from among the scientists of NYU a scientist or scientists acceptable to CORPORATION to continue the supervision of the NYU Research Project in place of the NYU Scientist. Nothing herein contained shall be deemed to impost an obligation on NYU to find a replacement for the NYU Scientist.

         b. Nothing contained in this Agreement shall be construed as a warranty on the part of NYU that any results will be achieved by the NYU Research Project, or that the Research Technology and/or any other results achieved by the NYU Research Project, if any, are or will be commercially exploitable and furthermore, NYU makes no warranties whatsoever as to the commercial or scientific value of the



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             Research Technology and/or as to any results which may be achieved in the NYU Research Project.

         c.  The NYU Scientist shall prepare semi-annual reports within thirty
             (30) days after the end of each six month period after the Effective Date, summarizing the results of the work conducted on the NYU Research Project during such six-month period. Within sixty
             (60) days after the end of the Research Period, the NYU Scientist shall prepare a written report summarizing the results of the work conducted on the NYU Research Project.

         d. At mutually agreed upon times, representatives of CORPORATION may meet with the NYU Scientist to review and discuss the conduct and results of the NYU Research Project.

         e. CORPORATION shall grant to NYU a non-exclusive research license under CORPORATION patents identified in Appendix II attached herein, for the purpose of the performance of the NYU Research Project.

         f. NYU will have full authority and responsibility for the NYU Research Project. All students and employees of NYU who work on the NYU Research Project will do so as employees or students of NYU, and not as employees of CORPORATION.

4.       Funding of the NYU Research Project.
         -----------------------------------

         a. As compensation to NYU for work to be performed on the NYU Research Project during the Research Period, subject to any earlier termination of the Research Project pursuant to Section 3.a. hereof, CORPORATION will pay NYU the total sum of U.S. $373,250, payable according to the following schedule: for the first year of the Research Period a total sum of U.S. $222,560 payable in four
             (4) equal consecutive quarterly installments of U.S. $555,640 each, commencing upon the Effective Date and on the first business day of the 3rd, 6th, and 9th month commencing after the Effective Date, and for the second year of the Research


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             Period a total sum of U.S. $150,690 payable in four (4) equal consecutive quarterly installments of U.S. $37,672.50 each, commencing upon the first business day of the 12th, 15th, 18th and 21st month commencing after the Effective Date.

         b. Nothing in this Agreement shall be interpreted to prohibit NYU (or the NYU Scientist) from obtaining additional financing or research grants for the NYU Research Project from government agencies, which grants or financing may render all or part of the NYU Research Project and the results thereof subject to the patent rights of the U.S. Government and its agencies, as set forth in Title 35 U.S.C. ss.200 et seq.

5.       Title.
         ------

         a. All right, title and interest, in and to the Research Technology, and to any other results achieved by the NYU Research Project, and in and to any drawings, plans, diagrams, specifications and other documents containing any of the Research Technology shall vest solely in NYU.

         b. Subject to the rights granted to CORPORATION pursuant to Section 6, hereof, for so long as the NYU Scientists is employed by NYU, any and all inventions made by the NYU Scientist and relating to the Field shall be owned solely by NYU.

6.       Option to Negotiate the New Agreement
         -------------------------------------

         a. For the term of the Option Period and subject to the satisfaction by CORPORATION of the conditions set forth in 6.b. hereof, NYU hereby grants to CORPORATION the exclusive option at any time during the Option Period to negotiate a new agreement with respect to an exclusive option at any time during the Option Period to negotiate a new agreement with respect to an exclusive worldwide license to use and practice the Research Technology (the "New Agreement").

         b. CORPORATION may exercise the option set forth above by providing NYU with written notice that CORPORATION is prepared to negotiate the New Agreement.

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         c.  CORPORATION shall have no right to undertake any commercial use
             (including trials in humans) of the Research Technology or the manufacture, or sale of a product based on the Research Technology, unless and until CORPORATION and NYU execute the New Agreement pursuant to Section 6, hereof.

         d. NYU shall not, during the Option Period, grant to any third party any rights, or take any action inconsistent with, the rights granted to CORPORATION under this Agreement.

         e. The New Agreement that may be negotiated for the aforesaid Research Technology shall include reasonable and customary terms and conditions (including, but not limited to reasonable royalties) with respect to university-industry agreements.

7.       Patents and Patent Applications.
         -------------------------------

         a. NYU will promptly disclose to CORPORATION in writing any inventions which constitute potential NYU Patents.

         b. CORPORATION shall maintain all disclosures in confidence and shall not deliver or divulge them to any person or entity.

         c. At the initiative of CORPORATION or NYU, the parties shall consult with each other regarding the prosecution of all patent applications in respect of any inventions pertaining to the Research Technology, including but without limitation, the timing of the filing of such applications, the jurisdiction within which foreign counterparts of such applications should be filed and other details pertaining to the procurement and maintenance of patent rights.

         d. Notwithstanding anything to the contrary in Section 7.c. hereof, NYU shall determine the patentability of any invention pertaining to the Research Technology, and the desirability of filing or prosecuting patient applications thereon.

         e. All patent applications and patents pertaining to NYU Patents shall be filed, prosecuted and maintained by NYU through patent counsel selected by NYU, after


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             consultation with CORPORATION, at the expense of CORPORATION.
             Against the submission of invoices, CORPORATION shall reimburse NYU for all costs and fees incurred by NYU in connection with the filing, maintenance, prosecution and protection of the NYU Patents.

         f. NYU and CORPORATION shall assist, and cause their respective employees and consultants to assist each other, in assembling inventorship information and data for the filing and prosecution of patent applications on inventions pertaining to the Research Technology. The scope, content and inventorship of such patent applications and the prosecution thereof, will be determined solely by NYU after consultation with CORPORATION as set forth in Section 7.c. hereof.

         g. Nothing herein contained shall be deemed to be a warrant by NYU that NYU can or will be able to obtain any patent or patents on any patent application or applications in the NYU Patents or any portion thereof, or that any of the NYU Patents will afford adequate or commercially worthwhile protection.

8.       Publication.
         ------------

         a. Prior to submission for publication of a manuscript describing the results of any aspect of the NYU Research Project, NYU shall send CORPORATION a copy of the manuscript to be submitted, and shall allow CORPORATION thirty (30) days from the date of such mailing to determine whether the manuscript contains such subject matter for which patent protection should be sought prior to publication of such manuscript, for the purpose of protecting an invention made by the NYU Scientist during the course and in the performance of the NYU Research Project. Should CORPORATION believe the subject matter of the 30-day period from the mailing date of such manuscripts to CORPORATION by NYU, CORPORATION shall give written notification to NYU of:

             i) its determination that such manuscript contains patentable subject matter for which patent protection should be sought; and

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             ii) the countries in which such patent protection should be sought.

         b. After the expiration of such 30-day period from the date of mailing such manuscript to CORPORATION, unless NYU has received the written notice specified above from CORPORATION, NYU shall be free to submit such manuscript for publication to publish the disclosed research results in any manner consistent with academic standards.

         c. Upon receipt of such written notice from CORPORATION, NYU will thereafter delay submission of the manuscript for an additional period of up to sixty (60) days to permit the preparation and filing in accordance with Section 8, hereof of a U.S. patent application by NYU on the subject matter to be disclosed in such manuscript. After expiration of such 60-day period, or the filing of a patent application on each such invention, whichever shall occur first, NYU shall be free to submit the manuscript and to publish the disclosed results.

9.       Expiry and Termination.
         ----------------------

         a. Unless earlier terminated pursuant to this Section 9.b. or 9.c. below, this Research Agreement will terminate upon the expiration of the Option Period. The provisions of Sections 9, 12 and 15 hereof shall survive and remain in full force and effect after any expiration, cancellation or termination of this Agreement, including early termination as set forth below.

         b.  At any time prior to expiration of this Agreement pursuant to
             Section 9.a. hereof, any party may terminate this Agreement for cause, as "cause" is described below, by giving written notice to the other party. Cause for termination by one party of this Agreement shall be deemed to exist if the other party materially breaches or defaults in the performance or observance of any of the provisions of this Agreement and such breach or default is not cured within sixty (60) days after receipt of written notice thereof from the non-breaching party.

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

         c. Any party to this Agreement may, upon giving notice of termination, immediately terminate this Agreement upon receipt of notice that any party has become insolvent or has suspended business or has filed a voluntary petition or an answer admitting the jurisdiction of the U.S. Bankruptcy Court in the material allegations of, or has consented to, an involuntary petition purporting to be pursuant to any reorganization or insolvency law of any jurisdiction, or has made an assignment for the benefit of creditors or has applied for or consented to the appointment of a receiver or trustee for a substantial part of its property.

         d. Any amount payable hereunder by one of the parties to the other, which has not been paid by the date on which such payment is due, shall bear interest from such date until the date on which such payment is made, at the rate of two percent (2%) per annum in excess of the prime rate prevailing at the Citibank, N.A., in New York, New York, during the period of arrears and such amount and the interest thereon may be set off against any amount due, whether in terms of this Agreement or otherwise howsoever, to the part in default by any non-defaulting party.

         e. Termination of this Agreement shall not relieve the parties of any obligation to the other party incurred prior to such termination.

11.      No Assignment.
         -------------

         Neither CORPORATION not NYU shall have the right to assign, delegate or transfer at any time to any party, in whole or in part, any or all of the rights, duties and interest herein granted without first obtaining the written consent of the other to such assignment.

12.      Confidential Information
         ------------------------

         CORPORATION shall maintain any and all of the Research Technology in confidence and shall not release or disclose any tangible or intangible component thereof to any


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

         third party without first receiving the prior written consent of NYU to said release or disclosure. This obligation of confidentiality shall not apply to any component of the Research Technology which is part of the public domain prior to the Effective Date of this Agreement or which becomes a part of the public domain not due to some unauthorized act by or omission of CORPORATION after the Effective Date of this Agreement or which is disclosed to CORPORATION by a third party who has the right to make such disclosure.

13.      Representations and Warranties by CORPORATION.
         ---------------------------------------------

         CORPORATION hereby represents and warrants to NYU as follows:

         a. CORPORATION is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida. CORPORATION has been granted all requisite power and authority to carry on its business and to own and operate its properties and assets. The execution, delivery and performance of this Agreement have been duly authorized by the Board of Directors of CORPORATION;

         b. There is no pending or, to CORPORATION's knowledge, threatened litigation involving CORPORATION which WOULD HAVE ANY EFFECT ON THIS agreement or on CORPORATION's ability to perform its obligations hereunder, and

         c. There is no indenture, contract, or agreement to which CORPORATION is a party or by which CORPORATION is bound which prohibits or would prohibit the execution and delivery by CORPORATION of this Agreement or the performance or observance by CORPORATION of any term or condition of this Agreement.

14.      Representations and Warranties by NYU.
         -------------------------------------

         NYU hereby represents and warrants to CORPORATION as follows:

         a. NYU is a corporation duly organized, validly existing and in good standing under the laws of the State of New York. NYU has been granted all requisite power and


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             authority to carry on its business and to own and operate its properties and assets. The execution, delivery and performance of this Agreement have been duly aiuthorized by the Board of Trustees of NYU.

         b. There is no pending or, to NYU's knowledge, threatened litigation involving NYU which would have any effect on this Agreement or on NYU's ability to perform its obligations hereunder; and

         c. There is no indenture, contract or agreement to which NYU is a party or by which NYU is bound which prohibits or would prohibit the execution and delivery by NYU of this Agreement or the performance or observance by NYU of any term or condition of this Agreement.

15.      Use of Name.
         -----------

         Without the prior written consent of the other party, neither CORPORATION nor NYU shall use the name of the other party or any adaptation thereof or of any staff member, employee or student, of the other party.

             i) in any product labeling, advertising, promotional or sales literature;

             ii) in connection with any public offering or private placement documentation pr prospectus or in conjunction with any application for regulatory approval, unless disclosure is otherwise required by law, in which case either party may make factual statements concerning the Agreement or file copies of the Agreement after providing the other party with an opportunity to comment and reasonable time within which to do so on such statement in draft

         Except as provided herein, neither NYU nor CORPORATION will issue public announcements about this Agreement or the status or existence of the NYU Research Project without prior written approval of the other party.

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16.      Miscellaneous.
         -------------

         a. In carrying out this Agreement the parties shall comply with all local, state and federal laws and regulations including but not limited to, the provisions of Title 35 United States Code ss.200 et seq. and 15 CFR ss.368 et seq.

         b. If any provision of this Agreement is determined to be invalid or void, the remaining provisions shall remain in effect.

         c. This Agreement shall be deemed to have been made in the State of New York and shall be governed and interpreted in all respects under the laws of the State of New York.

         d. Any dispute arising under this Agreement shall be resolved in an action in the courts of New York State or the federal courts located in New York State, and the parties hereby consent to personal jurisdiction of such courts in any such action.

         e. All payments or notices required or permitted to be given under this Agreement shall be given in writing and shall be effective when either personally delivered or deposited, postage prepaid, in the United States registered or certified mail, addressed as follows:

                    To NYU: New York University School of Medicine 550 First Avenue
                                      New York, NY 10016
                                      USA

                                      Attention: Isaac T. Kohlberg
                                      Vice Provost

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                                      and

                                      Office of Legal Counsel
                                      New York University
                                      Bobst Library
                                      70 Washington Square South
                                      New York, NY 10012

                                      Attention: Kathy Schultz

                    To CORPORATION:   B Twelve, Inc.
                                      3303-130 Adelaide Street West
                                      Toronto, Ontario M5H 3P5
                                      CANADA

                                      Attention: Uri Sagman, M.D., F.R.C.P.(C)
                                      President and CEO

             Or such other address or addresses as either party may hereafter specify by written notice to the other. Such notices and communications shall be deemed effective on the date of delivery of fourteen (14) days after having been sent by registered or certified mail, whichever is earlier.

         f. This Agreement (and the annexed Appendices) constitute the entire Agreement between the parties and no variation, modification or waiver of any of the terms or conditions hereof shall be deemed valid unless made in writing and signed by both parties hereto. This Agreement supersedes any and all prior agreements or understandings, whether oral or written, between CORPORATION and NYU.

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         g.  No waiver by either party of any non-performance or violation by the other party of any of the covenants, obligations or agreements of such other party hereunder shall be deemed to be a waiver of any subsequent violation or non-performance of the same or any other covenants, agreement or obligation, nor shall forbearance by any party be deemed to be a waiver by such party of its rights or remedies with respect to such violation or non-performance.

         h. The descriptive headings contained in this Agreement are included for convenience and reference only and shall not be held to expand, modify or aid in the interpretation, construction or meaning of this Agreement.

         i. It is not the intent of the parties to create a partnership or joint venture or to assume partnership responsibility or liability. The obligations of the parties shall be limited to those set out herein and such obligations shall be several and not joint.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date and year first above written.

                  NEW YORK UNIVERSITY

                  By: /s/ Isaac T. Kohlberg
                      ------------------------------------
                          Isaac T. Kohlberg

                  Title: Vice Provost
                  Date: 11/11/99

                  B TWELVE, INC.

                  By: /s/ Uri Sagman
                      -------------------------------------
                          Uri Sagman

                  Title: President
                  Date: Nov. 11, 1999


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                                   APPENDIX I

                                  Research Plan

The goal of the proposal is to synthesize monomeric and dimeric vitamin B12 analogs based on known chemistry and provide those compounds to B Twelve, Inc for testing. We plan to develop solid-phase combinatorial chemistry to accelerate the discovery of more effective B12 analogs.